Exhibit 10.2

NTN Buzztime

2006 Bonus Plan

July 1, 2006

2006 Incentive Bonus Plan

During the Period of Employment, employees shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board in its sole discretion, based on the performance objectives established by the Board for that particular period. The Employee’s target Incentive Bonus for each year after 2006 shall be determined by the Board.

For 2006, one-half of the Incentive Bonus shall be payable in connection with attainment of revenue targets and one-half shall be payable in connection with the attainment of EBITDA targets. The Incentive Bonus for each of the revenue and the EBITDA targets shall be payable commencing upon attainment of 100% of the budgeted target and increase up to the full award at 110% of the budgeted target for revenue and 115% of the budgeted amount for EBITDA.

The actual Revenue and EBITDA amounts will be based on the audited financial statements for the Company prepared for inclusion in the Company’s audit report on Form 10-K, and shall include all compensation expense attributable to the payment of the Incentive Bonus, but shall not include non-recurring or other extraordinary income and expense items (such as sales of assets, etc.) and shall be adjusted to exclude any compensation charges related to stock option grants. Payment of the bonus will be subject to withholdings in accordance with the Company’s standard payroll procedures, within 30 days after receipt of the independent auditor’s report on the Company’s annual financial statements for the prior year, but in no event not later than April 30.

Background

In 2005 and 2006, the company paid $166,000 in bonuses relating to the 2005 fiscal year, including a payment of $500 to all employees (totaling about $90,000) before management bonuses. In 2000 to 2005 an average total bonus amount averaged about $100,000 per year. This plan represents the first plan to implement a substantial bonus potential for management.

Objective Measures

The 2006 Bonus Plan will pay bonuses to management on the basis of the Company’s financial performance. Performance measures are “revenue growth over budget” and “adjusted EBITDA growth over budget.” A constraint on the payout is “percentage paid out of incremental net income.” Individual payouts will be a percentage of base salary, with varying percentages based upon labor grade. The maximum bonus payout budget has been set at about $550,000, which would be earned if all performance measures are met.

Formulas

Growth Requirements for Maximum Bonus

• Revenue Growth over Budget	10%

• Adjusted EBITDA growth over budget, after bonuses paid.	15%

Individual Targets

•	50% of an individual’s bonus payment will be attributable to Revenue growth over target

•	50% of an individual’s bonus payment will be attributable to Adjusted EBITDA growth over target.

•	A constraint is imposed that no more than 50% of additional net income is to be paid out in bonuses.

•	Individual total maximum bonus target percentages vary by labor grade, as follows:

• CEO	25%

• Pres./CFO	15%

• VP/SVP/EVP	15%

• Directors	10%

• Managers	5%

• Other Empl’s	$1,000

Constraints

•	Measured values are for the Entertainment division only, and do not include the results of Wireless and Software Solutions.

•	Adjusted EBITDA is defined as EBITDA before Capitalized Salaries and Stock Option Expense, but after expensing of other Stock Based Compensation.

•	Growth is from organic businesses, and not from any M&A efforts.

•	Total bonus payout is constrained to not be greater than 50% of Increased Actual Net Income over Budgeted Net Income

•	Exceptional items, such as severance costs, any adjustments to asset values, etc., are not to be included in the computation. In general, if a component was considered in computing the EBITDA budget, it is to also be included in calculating the results for consideration of a bonus, and vice versa. This includes items that could help or hurt the outcome vs. budget.